Exhibit 10.35

June 24, 2005

Richard DeCoux
Senior Vice President

Dear Richard,

The purpose of this letter is to extend to you an employment retention offer to continue your employment with PMA Capital Insurance Company ( “ PMAIC ” ) beyond your current employment retention period, which began on January 12, 2004 and will end on July 11, 2005
( “ Current Eligibility Date ” ), under the terms and conditions of the Amended and Restated PMA Capital Insurance Company Employee Retention Plan ( “ Retention Plan ” ).

In consideration for your agreement to continue your employment with PMACIC for the period beginning July 12, 2005 and ending on January 1, 2007 ( “ New Eligibility Date ” ), you will be eligible to receive a lump sum retention bonus equal to thirty percent (30%) of your salary as defined in the Retention Plan. Subject to the terms of the Retention Plan, the payment of your lump sum retention bonus will be made to you, in the following increments, twenty percent (20%) on January 2, 2006 and ten percent (10%) on April 2, 2006. In 2006 you will be eligible to participate in PMA Re’s Executive Incentive Program, if you maintain your eligibility under the Retention Plan, on January 1, 2007.

Your Current Eligibility Date remains unchanged and you remain eligible to receive the retention bonus of ten percent (10%) of your salary as outlined in your retention bonus payment letter dated July 15, 2004, whether or not you accept this offer. If you decline to accept this offer or fail to accept it in writing by June 30, 2005, your employment will terminate on your Current Eligibility Date and you will be eligible for severance under the terms and conditions of the Amended and Restated PMA Capital Insurance Company Severance Pay Plan (the “ Severance Pay Plan ” ).

Whether or not you accept this offer, you should carefully read the Retention Plan and Severance Pay Plan.

We would like to call your attention to several Severance Pay Plan provisions. If you receive an offer of employment from PMA Capital Corporation or any of its affiliates other than PMA Capital Insurance Company or PMA Re Management Company on or before your New Eligibility Date and accept such offer of employment, your Severance Pay Plan eligibility terminates upon such acceptance.

If an offer of employment is made to you by PMA Capital Corporation or any of its affiliates other than PMA Capital Insurance Company or PMA Re Management Company and you do not accept such offer of employment, your eligibility under the Severance Pay Plan will continue provided you comply with the Severance Pay Plan terms and conditions. In addition, if you complete your extended employment retention period in accordance with the Retention Plan, you will remain eligible to receive on January 1, 2006, the benefits you have earned through December 31, 2005 under the Severance Pay Plan, provided you comply with the terms and conditions of such Plan.

To accept this offer, you must return a copy of this letter with your original signature and date to John N. Stulak, Vice President, Human Resources, The PMA Insurance Group no later than close of business Thursday, June 30, 2005. If we do not receive your acceptance in the manner described on or before the deadline, this offer shall be deemed automatically withdrawn without further notice or action.

Thank you for your consideration of our offer.

Sincerely,

/s/ Vincent T. Donnelly

Vincent T. Donnelly
President and CEO

I acknowledge that I read this offer letter, understand and have voluntarily agreed to sign it.

/s/ Richard DeCoux                        June 28, 2005
Signature         Date

Please retain a copy of this offer letter for your records.